CFO Commentary on Third Quarter Fiscal 2021 Results
Q3 Fiscal 2021 Summary

GAAP
($ in millions, except earnings per share)	Q3 FY21	Q2 FY21	Q3 FY20	Q/Q	Y/Y
Revenue	$4,726	$3,866	$3,014	Up 22%	Up 57%
Gross margin	62.6%	58.8%	63.6%	Up 380 bps	Down 100 bps
Operating expenses	$1,562	$1,624	$989	Down 4%	Up 58%
Operating income	$1,398	$651	$927	Up 115%	Up 51%
Net income	$1,336	$622	$899	Up 115%	Up 49%
Diluted earnings per share	$2.12	$0.99	$1.45	Up 114%	Up 46%

Non-GAAP
($ in millions, except earnings per share)	Q3 FY21	Q2 FY21	Q3 FY20	Q/Q	Y/Y
Revenue	$4,726	$3,866	$3,014	Up 22%	Up 57%
Gross margin	65.5%	66.0%	64.1%	Down 50 bps	Up 140 bps
Operating expenses	$1,101	$1,035	$774	Up 6%	Up 42%
Operating income	$1,993	$1,516	$1,156	Up 31%	Up 72%
Net income	$1,834	$1,366	$1,103	Up 34%	Up 66%
Diluted earnings per share	$2.91	$2.18	$1.78	Up 33%	Up 63%

Revenue by Reportable Segments
($ in millions)	Q3 FY21	Q2 FY21	Q3 FY20	Q/Q	Y/Y
Graphics	$2,787	$2,085	$2,226	Up 34%	Up 25%
Compute & Networking	1,939	1,781	788	Up 9%	Up 146%
Total	$4,726	$3,866	$3,014	Up 22%	Up 57%

Revenue by Market Platform
($ in millions)	Q3 FY21	Q2 FY21	Q3 FY20	Q/Q	Y/Y
Gaming	$2,271	$1,654	$1,659	Up 37%	Up 37%
Professional Visualization	236	203	324	Up 16%	Down 27%
Data Center	1,900	1,752	726	Up 8%	Up 162%
Automotive	125	111	162	Up 13%	Down 23%
OEM and Other	194	146	143	Up 33%	Up 36%
Total	$4,726	$3,866	$3,014	Up 22%	Up 57%
Revenue
Revenue for the third quarter was a record $4.73 billion, up 57 percent from a year earlier and up 22 percent sequentially.
Graphics segment revenue was $2.79 billion, up 25 percent from a year earlier and up 34 percent sequentially.
Compute & Networking segment revenue was $1.94 billion, up 146 percent from a year ago and up 9 percent sequentially.
COVID-19 continues to affect our business in both positive and negative ways, although there is uncertainty around their duration and impact. Our Gaming and Data Center market platforms have benefited from stronger demand as people continue to work, learn, and play from home. In Professional Visualization, stronger demand for mobile workstations due to work-from-home trends was partially offset by lower demand for desktop workstations. In Automotive, customers’ production volumes have largely returned to pre-COVID levels. In our supply chain, stronger demand globally has limited the availability of capacity and components.
From a market-platform perspective, Gaming revenue was a record $2.27 billion, up 37 percent both from a year ago and sequentially. The increases reflect higher sales across desktop and notebook gaming GPUs, and game console SOCs. Desktop gaming sales benefited from the launch of our GeForce RTX 30 Series based on the NVIDIA Ampere architecture.
Professional Visualization revenue was $236 million, down 27 percent from a year earlier and up 16 percent sequentially. The year-on-year decline was influenced by COVID-19, with reduced demand for desktop workstations. The sequential increase reflects a sharp rebound in mobile workstations due to work-from-home trends.
Data Center revenue was a record $1.90 billion, up 162 percent from a year ago and up 8 percent sequentially. Our recent acquisition of Mellanox contributed 13 percent of total company revenue and approximately a third of Data Center revenue. In addition to Mellanox, the year-on-year and sequential increases were driven by the ramp of NVIDIA Ampere architecture products.
Automotive revenue was $125 million, down 23 percent from a year earlier and up 13 percent sequentially. The year-on-year decrease reflects a decline in revenue from legacy infotainment modules and autonomous driving development agreements. The sequential increase reflects higher sales of AI cockpit solutions.
OEM and Other revenue was $194 million, up 36 percent from a year ago and up 33 percent sequentially, primarily due to higher volume of entry-level laptop GPUs.

Gross Margin

Reconciliation of GAAP to Non-GAAP Gross Margin
($ in millions)	Q3 FY21	Q2 FY21	Q3 FY20
GAAP gross profit	$2,960	$2,275	$1,916
GAAP gross margin	62.6%	58.8%	63.6%
Acquisition-related and other costs	86	245	—
Stock-based compensation expense	28	14	15
Legal settlement costs	21	17	—
Non-GAAP gross profit	$3,095	$2,551	$1,931
Non-GAAP gross margin	65.5%	66.0%	64.1%
GAAP gross margin was 62.6 percent in the third quarter, down 100 basis points from a year earlier and up 380 basis points sequentially. The year-on-year decline reflects charges related to the Mellanox acquisition and lower margins in Gaming, partially offset by a shift in product mix with higher Data Center and lower Automotive sales. The sequential increase was primarily driven by the absence of a non-recurring inventory step-up expense related to the Mellanox acquisition in the prior quarter.
Non-GAAP gross margin was 65.5 percent, up 140 basis points from a year earlier and down 50 basis points sequentially. The year-on-year increase reflects a shift in product mix with higher Data Center and lower Automotive sales, partially offset by lower margins in Gaming. The sequential decline reflects a shift in product mix from Data Center to Gaming.
Expenses

Reconciliation of GAAP to Non-GAAP Operating Expenses
($ in millions)	Q3 FY21	Q2 FY21	Q3 FY20
GAAP operating expenses	$1,562	$1,624	$989
Stock-based compensation expense	(355)	(360)	(208)
Acquisition-related and other costs	(106)	(229)	(7)
Non-GAAP operating expenses	$1,101	$1,035	$774
GAAP operating expenses for the third quarter were $1.56 billion, up 58 percent from a year earlier and down 4 percent sequentially. Acquisition-related and other costs of $106 million include $43 million in recurring amortization of Mellanox intangible assets, $38 million in non-recurring intangible amortization of Mellanox order backlog, and $19 million related to the pending acquisition of Arm Limited. The year-on-year increase was primarily driven by compensation-related costs, the Mellanox acquisition, infrastructure costs, and employee growth. The sequential decrease was due to a reduction in acquisition-related costs.
Non-GAAP operating expenses were $1.10 billion, up 42 percent from a year earlier and up 6 percent sequentially. The year-on-year increase was primarily driven by compensation-related costs, the Mellanox acquisition, infrastructure costs, and employee growth. The sequential increase reflects compensation-related costs and employee growth.
Operating Income
GAAP operating income in the third quarter was $1.40 billion, up 51 percent from a year earlier and up 115 percent sequentially. Non-GAAP operating income was $1.99 billion, up 72 percent from a year earlier and up 31 percent sequentially.

Other Income & Expense and Income Tax
GAAP other income and expense, or OI&E, includes interest earned on cash and investments, interest expense associated with corporate bonds, and other gains and losses. Non-GAAP OI&E excludes the portion of interest expense from the amortization of the debt discount and the gains or losses from certain investments. GAAP OI&E for the third quarter was an expense of $50 million, down from an income of $32 million a year earlier and up from an expense of $42 million in the prior quarter. Non-GAAP OI&E was an expense of $45 million, down from an income of $33 million a year earlier and up from an expense of $39 million in the prior quarter. The year-on-year decrease for both GAAP and non-GAAP primarily reflects higher interest expense due to our $5 billion note issuance in March 2020 and a decrease in interest income due to lower rates. The sequential increase for both GAAP and non-GAAP reflects lower interest income due to lower rates.
Our GAAP effective tax rate, inclusive of excess tax benefits related to stock-based compensation, was 0.9 percent in the third quarter, primarily reflecting benefits related to stock-based compensation. The non-GAAP effective tax rate was 5.9 percent.
Net Income and EPS
GAAP net income was $1.34 billion in the third quarter. GAAP earnings per diluted share were $2.12, up 46 percent from a year earlier and up 114 percent sequentially.
Non-GAAP net income was $1.83 billion. Non-GAAP earnings per diluted share were $2.91, up 63 percent from a year earlier and up 33 percent sequentially.
Balance Sheet and Cash Flow
In September 2020, we entered into a Share Purchase Agreement to acquire Arm from SoftBank Capital Limited and SVF Holdco (UK) Limited valued at $40 billion in cash and equity as of the time of signing. We paid $2 billion in cash at signing and will pay upon closing of the acquisition $10 billion in cash and issue to SoftBank 44.3 million shares of our common stock with an aggregate value of $21.5 billion. The transaction includes a potential earn-out, which is contingent on the achievement of certain financial performance targets by Arm during the fiscal year ending March 31, 2022. If the financial targets are achieved, SoftBank can elect to receive either up to $5 billion in cash or up to 10.3 million shares of our common stock. We will issue up to $1.5 billion in restricted stock units to Arm employees after closing. The closing of the acquisition is subject to customary closing conditions, including receipt of specified governmental and regulatory consents and approvals and expiration of any related mandatory waiting period; and performance in all material respects by each party of its obligations under the Share Purchase Agreement. We believe the closing of the acquisition will likely occur in the first quarter of calendar 2022.
Cash, cash equivalents and marketable securities at the end of the third quarter were $10.14 billion, up from $9.77 billion a year earlier and down from $10.98 billion in the prior quarter. The year-on-year increase primarily reflects the issuance of the $5 billion of notes in March 2020 and cash flow generation, partially offset by acquisitions. The sequential decrease primarily reflects the $2 billion payment under the Share Purchase Agreement to acquire Arm.
Accounts receivable at the end of the quarter was $2.55 billion compared with $1.46 billion a year earlier and $2.08 billion in the prior quarter. DSO at quarter-end was 49 days, up from 44 days a year earlier and flat from prior quarter.
Inventory at the end of the quarter was $1.49 billion, up from $1.05 billion a year earlier and up from $1.40 billion in the prior quarter. Outstanding inventory purchase obligations at the end of the quarter were $2.57 billion, up from $980 million a year earlier and up from $2.04 billion in the prior quarter. DSI at quarter-end was 77 days, down from 87 days a year earlier and down from 80 days in the prior quarter.
Cash flow from operating activities was $1.28 billion, down from $1.64 billion a year earlier and down from $1.57 billion in the prior quarter. The year-on-year and sequential decreases reflect changes in working capital, partially offset by operating income driven by revenue growth. Changes in working capital include increases in outstanding trade receivables, purchases of inventory, and a prepayment of Arm royalties.
Free cash flow was $806 million, compared with $1.54 billion a year earlier and $1.35 billion in the previous quarter.
Depreciation and amortization expense was $299 million, including amortization of intangible assets related to the Mellanox acquisition. Capital expenditures were $473 million, with the sequential increase primarily driven by an intellectual property license from Arm and supply chain investments.
We paid $99 million in quarterly cash dividends in the third quarter.
Fourth Quarter of Fiscal 2021 Outlook
Our outlook for the fourth quarter of fiscal 2021, which includes 14 weeks, is as follows:
•Revenue is expected to be $4.80 billion, plus or minus 2 percent.
•GAAP and non-GAAP gross margins are expected to be 62.8 percent and 65.5 percent, respectively, plus or minus 50 basis points.
•GAAP and non-GAAP operating expenses are expected to be approximately $1.64 billion and $1.18 billion, respectively.
•GAAP and non-GAAP other income and expense are both expected to be an expense of approximately $55 million.
•GAAP and non-GAAP tax rates are both expected to be 8 percent, plus or minus 1 percent, excluding any discrete items. GAAP discrete items include excess tax benefits or deficiencies related to stock-based compensation, which are expected to generate variability on a quarter by quarter basis.
•Capital expenditures, which will include purchases of property and equipment and the principal payments for property and equipment, are expected to be approximately $300 million to $325 million.
___________________________
For further information, contact:

Simona Jankowski	Robert Sherbin
Investor Relations	Corporate Communications
NVIDIA Corporation	NVIDIA Corporation
sjankowski@nvidia.com	rsherbin@nvidia.com
Non-GAAP Measures
To supplement NVIDIA’s condensed consolidated financial statements presented in accordance with GAAP, the company uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP gross profit, non-GAAP gross margin, non-GAAP operating expenses, non-GAAP income from operations, non-GAAP other income (expense), net, non-GAAP income tax expense, non-GAAP net income, non-GAAP net income, or earnings, per diluted share, and free cash flow. In order for NVIDIA’s investors to be better able to compare its current results with those of previous periods, the company has shown a reconciliation of GAAP to non-GAAP financial measures. These reconciliations adjust the related GAAP financial measures to exclude stock-based compensation expense, acquisition-related and other costs, legal settlement costs, losses from non-affiliated investments, interest expense related to amortization of debt discount, and the associated tax impact of these items, where applicable. Free cash flow is calculated as GAAP net cash provided by operating activities less purchases related to property and equipment and intangible assets. NVIDIA believes the presentation of its non-GAAP financial measures enhances the user's overall understanding of the company’s historical financial performance. The presentation of the company’s non-GAAP financial measures is not meant to be considered in isolation or as a substitute for the company’s financial results prepared in accordance with GAAP, and the company’s non-GAAP measures may be different from non-GAAP measures used by other companies.
Certain statements in this CFO Commentary including, but not limited to, statements as to: the impact of COVID-19; the Arm acquisition and when it is expected to close; our tax benefits and rates; our financial outlook for the fourth quarter of fiscal 2021; our expected tax rates for the fourth quarter of fiscal 2021; our expectation to generate variability from excess tax benefits or deficiencies; and our expected capital expenditures for the fourth quarter of fiscal 2021 are forward-looking statements that are subject to risks and uncertainties that could cause results to be materially different than expectations. Important factors that could cause actual results to differ materially include: global economic conditions; our reliance on third parties to manufacture, assemble, package and test our products; the impact of technological development and competition; development of new products and technologies or enhancements to our existing product and technologies; market acceptance of our products or our partners’ products; design, manufacturing or software defects; changes in consumer preferences or demands; changes in industry standards and interfaces; unexpected loss of performance of our products or technologies when integrated into systems; as well as other factors detailed from time to time in the most recent reports NVIDIA files with the Securities and Exchange Commission, or SEC, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q. Copies of reports filed with the SEC are posted on the company’s website and are available from NVIDIA without charge. These forward-looking statements are not guarantees of future performance and speak only as of the date hereof, and, except as required by law, NVIDIA disclaims any obligation to update these forward-looking statements to reflect future events or circumstances.
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NVIDIA CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In millions, except per share data)
(Unaudited)

	Three Months Ended			Nine Months Ended
	October 25,	July 26,	October 27,	October 25,	October 27,
	2020	2020	2019	2020	2019

GAAP gross profit	$2,960	$2,275	$1,916	$7,240	$4,753
GAAP gross margin	62.6%	58.8%	63.6%	62.0%	60.8%
Acquisition-related and other costs (B)	86	245	—	331	—
Stock-based compensation expense (A)	28	14	15	62	27
Legal settlement costs	21	17	—	38	11
Non-GAAP gross profit	$3,095	$2,551	$1,931	$7,671	$4,791
Non-GAAP gross margin	65.5%	66.0%	64.1%	65.7%	61.3%

GAAP operating expenses	$1,562	$1,624	$989	$4,215	$2,897
Stock-based compensation expense (A)	(355)	(360)	(208)	(919)	(597)
Acquisition-related and other costs (B)	(106)	(229)	(7)	(338)	(22)
Legal settlement costs	—	—	—	—	(2)
Non-GAAP operating expenses	$1,101	$1,035	$774	$2,958	$2,276

GAAP income from operations	$1,398	$651	$927	$3,025	$1,856
Total impact of non-GAAP adjustments to income from operations	595	865	229	1,689	659
Non-GAAP income from operations	$1,993	$1,516	$1,156	$4,714	$2,515

GAAP other income (expense), net	$(50)	$(42)	$32	$(86)	$98
Losses from non-affiliated investments	4	2	—	9	1
Interest expense related to amortization of debt discount	1	1	1	1	1
Non-GAAP other income (expense), net	$(45)	$(39)	$33	$(76)	$100

GAAP net income	$1,336	$622	$899	$2,875	$1,845
Total pre-tax impact of non-GAAP adjustments	600	868	230	1,699	660
Income tax impact of non-GAAP adjustments (C)	(102)	(124)	(26)	(255)	(97)
Non-GAAP net income	$1,834	$1,366	$1,103	$4,319	$2,408

	Three Months Ended			Nine Months Ended
	October 25,	July 26,	October 27,	October 25,	October 27,
	2020	2020	2019	2020	2019
Diluted net income per share
GAAP	$2.12	$0.99	$1.45	$4.59	$2.99
Non-GAAP	$2.91	$2.18	$1.78	$6.90	$3.90

Weighted average shares used in diluted net income per share computation	630	626	618	626	617

GAAP net cash provided by operating activities	$1,279	$1,566	$1,640	$3,755	$3,296
Purchases related to property and equipment and intangible assets	(473)	(217)	(104)	(845)	(344)
Free cash flow	$806	$1,349	$1,536	$2,910	$2,952

(A) Stock-based compensation consists of the following:
	Three Months Ended			Nine Months Ended
	October 25,	July 26,	October 27,	October 25,	October 27,
	2020	2020	2019	2020	2019
Cost of revenue	$28	$14	$15	$62	$27
Research and development	$232	$228	$141	$594	$400
Sales, general and administrative	$123	$132	$67	$325	$197

(B) Acquisition-related and other costs primarily include amortization of intangible assets, inventory step-up, transaction costs, and certain compensation charges presented as follows:
	Three Months Ended			Nine Months Ended
	October 25,	July 26,	October 27,	October 25,	October 27,
	2020	2020	2019	2020	2019
Cost of revenue	$86	$245	$—	$331	$—
Research and development	$2	$3	$1	$7	$4
Sales, general and administrative	$104	$226	$6	$331	$18

(C) Income tax impact of non-GAAP adjustments, including the recognition of excess tax benefits or deficiencies related to stock-based compensation under GAAP accounting standard (ASU 2016-09).

NVIDIA CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP OUTLOOK

Q4 FY2021 Outlook
($ in millions)
GAAP gross margin	62.8%
Impact of stock-based compensation expense, acquisition-related costs, and other costs	2.7%
Non-GAAP gross margin	65.5%

GAAP operating expenses	$1,640
Stock-based compensation expense, acquisition-related costs, and other costs	(460)
Non-GAAP operating expenses	$1,180